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                                                                    Exhibit 99
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     MEREDITH COMPLETES ACQUISITION OF ATLANTA CBS AFFILIATE WGNX-TV



     DES MOINES, IOWA -- (March 1, 1999) -- Meredith Corporation (NYSE:MDP) announced today it has completed its acquisition of Atlanta CBS affiliate WGNX-TV from Tribune Company (NYSE:TRB).

     The Meredith Broadcasting Group now numbers 12 stations, including four in the five fastest-growing television markets in the Top 25 (Atlanta, Phoenix, Orlando, and Portland, OR). Combined, the Meredith stations' reach has increased 22 percent, to 9.4 percent of all U.S. television households.

     "This is a significant opportunity for Meredith, one that demonstrates our confidence in the growth potential of the Atlanta market as well as the future of television broadcasting," said Meredith Corporation Chairman and Chief Executive Officer William T. Kerr. "We're particularly pleased that we've been able to attract experienced broadcasting veteran Allen Shaklan to lead the station."

     Shaklan, hired by Meredith as the station's Vice President - General Manager, plans to concentrate on improving and expanding WGNX's news operations.

     "We'll invest heavily in all areas related to news, from reporting to production to promotion," said Shaklan. "We'll also address sales development and research and marketing needs. We have high expectations for this station, and we have every reason to believe we can excel and thrive in this market."

     Meredith Corporation (www.meredith.com), headquartered in Des Moines, Iowa, is one of America's leading media and marketing companies with core competencies in magazine and book publishing, television broadcasting and integrated marketing.

     The Meredith Broadcasting Group includes 12 television stations that reach nearly 10 percent of television households across the continental United
States: WGNX-TV (CBS), Atlanta, GA; KPHO-TV (CBS), Phoenix, AZ; WOFL-TV (FOX), Orlando, FL; KPDX-TV (FOX), Portland, OR; WFSB-TV (CBS), Hartford/New Haven, CT; KCTV (CBS), Kansas City, MO; WSMV-TV (NBC), Nashville, TN; WHNS-TV (FOX), Greenville/Spartanburg/Anderson, SC/Asheville, NC; WNEM-TV (CBS), Flint/ Saginaw, MI; KVVU-TV (FOX), Las Vegas, NV; WOGX-TV (FOX), Ocala/Gainesville, FL; and KFXO-LP (FOX), Bend, OR.

     The Meredith Publishing Group publishes 20 subscription magazine titles, including Better Homes and Gardens, the market leader in the women's service field. Meredith's Better Homes and Gardens New Cook Book has been a fixture in American kitchens for nearly 70 years, and is one of the all-time best selling hard-cover books. Additionally, Meredith has established marketing partnerships with some of the nation's best-known companies and brands, including The Home Depot, Kraft Foods and Nestle USA.